Exhibit 23.3
Independent Auditors’ Consent
The Members
Station Venture Holdings, LLC:
We consent to the incorporation by reference in the registration statements (No. 333-107754) on Form S-3 and (No. 333-87920, No. 333-126607, and No. 333-126608) on Form S-8 LIN Television Corporation and LIN TV Corp. of our report dated March 13, 2006, with respect to the balance sheets of Station Venture Holdings, LLC as of December 31, 2005 and 2004 and the related statement of operations, members’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of LIN Television Corporation and LIN TV Corp.
/s/ KPMG LLP
San Diego, California
March 14, 2005